Registration Statement No. 333-214273

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated May 22, 2017

(To Prospectus dated May 22, 2017)

Pricing Term Sheet

Fixed-Rate Notes due 2022 and 2027

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated May 22, 2017 relating to the Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated May 22, 2017, which forms part of Registration Statement No. 333-214273.

Issuer:	The Coca-Cola Company
Security:	2.200% Notes due 2022
2.900% Notes due 2027
Offering Format:	SEC Registered
Principal Amount:	$500,000,000 of 2022 Notes
$500,000,000 of 2027 Notes
Maturity Date:	May 25, 2022 for 2022 Notes
May 25, 2027 for 2027 Notes
Coupon:	2.200% per year for 2022 Notes
2.900% per year for 2027 Notes
Price to Public:	99.802% of principal amount for 2022 Notes
99.595% of principal amount for 2027 Notes
Yield to maturity:	2.242% for 2022 Notes
2.947% for 2027 Notes
Spread to Benchmark Treasury:	+45 bps for 2022 Notes
+70 bps for 2027 Notes
Benchmark Treasury:	UST 1.875% due April 30, 2022 for 2022 Notes
UST 2.375% due May 15, 2027 for 2027 Notes
Benchmark Treasury Yield:	1.792% for 2022 Notes
2.247% for 2027 Notes

Benchmark Treasury Price:	100-12+ for 2022 Notes
101-04+ for 2027 Notes
Interest Payment Dates:	Semiannually on May 25 and November 25, commencing on November 25, 2017 for the 2022 Notes
Semiannually on May 25 and November 25, commencing on November 25, 2017 for the 2027 Notes
Make-Whole Call:	+7.5 bps for 2022 Notes
+12.5 bps for 2027 Notes
Day Count Convention:	30 / 360
Trade Date:	May 22, 2017
Settlement Date:	May 25, 2017 (T+3)
CUSIP / ISIN:	191216 CF5 / US191216CF57 for 2022 Notes
191216 CE8 / US191216CE82 for 2027 Notes
Denominations:	$2,000 x $1,000
Expected Ratings*:	Aa3 by Moody’s Investors Service, Inc.
AA- by Standard & Poor’s Ratings Services
A+ by Fitch Ratings
Underwriters:	Bookrunners:
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Santander Investment Securities Inc.
Co-Managers:
Siebert Cisneros Shank & Co., L.L.C.
Drexel Hamilton, LLC
Lebenthal & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Santander Investment Securities Inc. toll-free at 855-403-3636.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.